Exhibit 99.1

MySize Announces Reverse Stock Split

AIRPORT CITY, Israel, Aug. 10, 2026 /PRNewswire/ — MySize, Inc. (NASDAQ: MYSZ) (“MySize” or the “Company”), a fashion technology company focused on AI-driven sizing solutions, omnichannel e-commerce, resale platforms and apparel distribution, announced that its Board of Directors has approved a one-for-eight reverse stock split of its common stock that is scheduled to become effective after trading closes on August 12, 2026. Beginning on August 13, 2026, the Company’s common stock will trade on the Nasdaq Capital Market on a split adjusted basis under a new CUSIP number 62844N505. The Company’s common stock will continue to trade on the Nasdaq Capital Market under the symbol “MYSZ.” As previously disclosed, at the My Size Special Meeting of Stockholders held on July 21, 2026, the Company’s stockholders approved a proposal authorizing the Company’s Board of Directors, among other things, to effect one or more reverse stocks split at a ratio in the range of 1-for-2 and 1-for-30 in order to increase the per share price and bid price of the Company’s common stock to regain compliance with the continued listing requirements of Nasdaq and make the common stock more attractive to certain institutional investors, which would provide for a stronger investor base.

Upon effectiveness of the reverse stock split, every eight shares of the Company’s outstanding common stock will be converted to one share of common stock. In addition, a proportionate adjustment will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders to purchase common stock.

No fractional shares will be issued if, as a result of the reverse stock split, a stockholder would otherwise become entitled to a fractional share because the number of shares of common stock they hold before the reverse stock split is not evenly divisible by the split ratio. Instead, each stockholder will be entitled to receive a cash payment in lieu of such fractional share. The cash payment to be paid will be equal to the fraction of a share to which such stockholder would otherwise be entitled multiplied by the closing price per share as reported by The Nasdaq Capital Market (as adjusted to give effect to the reverse stock split) on August 12, 2026. The number of authorized shares of the Company’s common stock will not change, while the number of outstanding shares will be reduced from approximately 4.8 million to approximately 600 thousand.

Registered stockholders holding their shares of common stock in book-entry or through a bank, broker or other nominee form do not need to take any action in connection with the reverse stock split. For those stockholders holding physical stock certificates, the Company’s transfer agent, VStock Transfer, LLC, will send instructions for exchanging those certificates for new certificates representing the post-split number of shares. VStock Transfer, LLC can be reached at (212) 828-8436.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on June 2, 2026, a copy of which is also available at www.sec.gov or at https://www.mysizeid.com/ under the SEC Filings tab located on the Investor Relations page.

About MySize, Inc.

MySize, Inc. (NASDAQ: MYSZ) provides AI-driven sizing and commerce solutions designed to increase conversion, reduce returns, and support efficient omnichannel retail operations worldwide. The Company’s portfolio includes proprietary technology platforms serving brands, retailers, and consumers across global markets.

To learn more about MySize, please visit our website: www.mysizeid.com.

We routinely post information that may be important to investors in the Investor Relations section of our website. Follow us on Facebook, LinkedIn, Instagram, and Twitter.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the acquisition, expected revenues, and the expected closing of the acquisition. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results may differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Investor Contacts:

Oren Elmaliah, CFO

ir@mysizeid.com

Phone: +972-3-573-6632